Consent of Independent Auditors

To the Board of Directors
C.E.C Industries Corp.
Henderson, Nevada


We hereby consent to the incorporation by reference in this Registration Statement of C.E.C. Industries Corp. on Form S-8, of our report dated August 23, 2003, which includes an emphasis paragraph relating to an uncertanity as to the Company's ability to continue as a going concern for the year ended March 31, 2003, and to all references to our Firm included in this registration Statement.


/s/ Hunter, Atkins & Russell, PLC
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Hunter, Atkins & Russell, PLC
Oklahoma City, Oklahoma
October 31, 2003